Exhibit 99.B(d)(12)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
AJO, LP

(the “Agreement”)

Dated July 1, 2003, as amended October 11, 2005,

July 6, 2007, December 17, 2008, January 10, 2011, June 24, 2011, December 15, 2011,

September 20, 2012, March 25, 2015, and December 5, 2017

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Large Cap Fund

The fee schedule below will be applied to the sum of the average daily value of the Assets of the SEI Institutional Investments Trust Large Cap Fund and the average daily value of the assets of any other Large Cap Momentum SEI mutual fund or account (each a “Large Cap Momentum Fund”), collectively the (“Large Cap Momentum Funds”) to which the Sub-Adviser may now or in the future provide investment advisory/sub-advisory services pursuant to a Large Cap Momentum Funds mandate. The pro rata portion of the total fee (as determined pursuant to this paragraph) attributable to each Large Cap Momentum Fund will be based on the relative values of the average daily Assets of the Large Cap Momentum Funds managed by Sub-Adviser (as set forth below):

The fee for the Large Cap Momentum Funds will be its pro rata portion of the total fee calculated as set forth below:

[REDACTED]

As of the effective date of this amendment the Large Cap Momentum Funds are as follows:

SEI Global Master Fund plc the SEI U.S. Large Companies Fund;

SEI Institutional Investments Trust Large Cap Fund; and

SEI Investments Canada Company U.S. Large Company Equity Fund.

U.S. Managed Volatility Fund

Sub-Adviser’s Managed Volatility Mandate

The fee schedule below will be applied to th eusm of the average daily value of the Assets of the SEI Institutional Investments Trust U.S. Managed Volatility Fund and the average daily value of the Assets of any other U.S. managed volatility SEI mutual fund or account (each a “U.S. Managed Volatility Fund”, collectively the U.S. Managed Volatiltiy Funds”) to which the Sub-Adviser may now or in the future provide investment advisory/sub-advisory services. Each U.S. Managed Volatility Fund will be responsible for its pro rata       portion of the total fee determined pursuant to this paragraph nased on the relatibe values of the average daily Assets of the U.S. Managed VOlatiltiy Fund managed by Sub-Adviser (as set forth below).

[REDACTED]

As of the effective date of this Schedule B the U.S. Managed Volatility Funds are as follows:

SEI Institutional Managed Trust U.S. Managed Volatility Fund;

SEI Institutional Managed Trust Tax Managed Managed Volatility Fund; and

SEI Institutional Investments Trust U.S. Managed Volatility Fund

SEI Investments Management Corporation	AJO, LP

By:	By:
/s/ William T. Lawrence	/s/Theodore R. Aronson

Name:	Name:
William T. Lawrence	Theodore R. Aronson

Title:	Title:
Vice President	Managing Principal